Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Sahil Kirpekar (“Executive”) and ATAI Life Sciences US, Inc., a Delaware corporation (together with any successor, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective April 2, 2025, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releases as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one if its affiliates, vested benefits or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 7(b) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.          Severance Payments and Benefits; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in Section 7(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement and Executive’s continued compliance with the Confidentiality and Developments Agreement dated November 29, 2022 (the “CADA”). In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 6(c) of the Employment Agreement, subject to and in accordance with the terms thereof. In addition, if Executive becomes entitled to the employment agreement severance payments, Executive will also be entitled to the additional severance benefits set forth in (A)-(E):

A.
Legal Fees. Reimbursement of reasonable legal fees to review and prepare this agreement, up to a five-thousand dollar ($5,000.00) cap, paid within thirty (30) days of submission, which submission shall be made no later than April 30, 2025;

B.
Option Exercise Extension. Extension of the post-termination exercise window for Executive’s vested options to purchase ATAI Life Sciences, N.V. common shares set forth in the applicable option agreement until August 14, 2025, subject to approval of the Management Board of  ATAI Life Sciences N.V., and subject to earlier termination in connection with a Change in Control (as defined in the ATAI Life Sciences, N.V. 2021 Incentive Award Plan);

C.
Learning and Development Costs. Reimbursement of $3,400 of costs to support previously agreed learning and development activities planned by Executive, which reimbursement requests shall be submitted by Executive no later than April 15, 2025 and shall be reimbursed within thirty (30) days of submission;

D.
Relocation Costs. Executive shall be entitled to reimbursement of $12,000 (less tax withholding) of reasonable costs towards international relocation of Executive as long as the costs are incurred by the end of July 2025 and the reimbursement is requested by the end of August 2025, and provided Executive provides documentation and receipts to the reasonable satisfaction of the Company, the Company will reimburse Executive no later than thirty (30) days following submission. If such relocation reimbursement is claimed, the Severance Period with respect to COBRA shall be reduced accordingly and shall in no event extend beyond July 31, 2025; and

E.
Company Computer.  Executive shall be entitled to retainment of his Company-provided computer after the Company has removed, or at the discretion of Company after Executive has followed Company instructions to remove, any confidential information of the Company and its affiliates, and has certified completion of same.

2.        Release of Claims.  Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)         any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)        any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c)        any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)          any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)           any and all claims for violation of the federal or any state constitution;

(f)           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)          any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h)          any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the New York Labor Law (including but not limited to all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); and

(i)           any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims.  This release further does not release claims for breach of Section 6(c) or Section 7(b) of the Employment Agreement.

The Company represents and warrants that its CEO and its General Counsel are unaware of any claims that the Company has against Executive as of April 2, 2025, and, to the extent that such representation and warranty is breached, the Company hereby releases Executive from any claims against Executive the CEO or the General Counsel had knowledge of as of April 2, 2025.

3.        Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 45 days within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Company and a copy via email to the attention of Ryan Barrett at [●]; (d) this Agreement shall not be effective until after the revocation period has expired; (e) Executive has been provided with, and attached to this General Release as Exhibit A is, a listing of (i) the job titles and ages of all employees selected for transition or other employment termination program pursuant to which Executive is being offered this General Release, (ii) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program, and (iii) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program; and (f) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 45-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.          Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.          Modification to Non-compete. Subject to approval of the Management Board of ATAI Life Sciences N.V., for purposes of Section 9(b) of the Employment Agreement, “Competitive Business” shall mean the research, development and/or commercialization (collectively, “Develop”) of any compound that has [***] properties, and which Development would be competitive to any business conducted by the Company or any Affiliate or any business of which Executive knows the Company or any Affiliate has specific plans to engage in on the Date of Termination. For clarity, Executive acknowledges and agrees that a Competitive Business includes (but is not limited to) the following companies: [***].

6.          No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

7.          Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Section 10 and Section 13(a) and (g) of the Employment Agreement.

8.          Effective Date.  Executive has seven business days after Executive signs this Agreement to revoke it, and this Agreement will become effective on the day immediately following the seventh  business day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date.

9.           Indemnification. Section 4(i) of the Employment Agreement shall remain in full force and effect pursuant to its terms.

10.        Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:  (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; (e) Executive is fully aware of the legal and binding effect of this Agreement; and (f) Executive has had 45 days to review this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

/s/ Sahil Kirpekar
Dated:	12 April 2025	Sahil Kirpekar

ATAI LIFE SCIENCES US, INC.

		By:	/s/ Ryan Barrett
Dated:	24 April 2025		Name: Ryan Barrett
Title: General Counsel & Lead of Corp Dev

Exhibit A
Information Disclosure

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